Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

T1 Energy Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	Debt securities	(1)	457(r)		$		$0.0001381	$
Fees to be Paid	Equity	Common stock, par value $0.01 per share	(2)	457(r)				0.0001381
Fees to be Paid	Equity	Preferred stock, $0.01 per share	(3)	457(r)				0.0001381
Fees to be Paid	Other	Subscription Rights	(4)	457(r)				0.0001381
Fees to be Paid	Other	Purchase Units	(5)	457(r)				0.0001381
Fees to be Paid	Other	Warrants	(6)	457(r)		$		$0.0001381	$

Total Offering Amounts:							$
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$

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Offering Note(s)

(1)	In accordance with Rules 456(b) and 457(r) under the Securities Act, we are deferring payment of the entire registration fee. The Amount Registered, Proposed Maximum Offering Price Per Unit and Maximum Aggregate Offering Price are omitted pursuant to Form S-3 General Instruction II.E. We are registering an indeterminate number of shares of common stock, shares of preferred stock and principal amount of debt securities as may be issued, including upon conversion, exchange or exercise, as applicable, of any preferred stock, debt securities, warrants or purchase units or settlement of any subscription rights, including such shares of common stock or preferred stock as may be issued pursuant to anti-dilution adjustments determined at the time of offering. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.
(2)	See note (1).
(3)	See note (1).
(4)	See note (1).
(5)	See note (1).
(6)	See note (1).